Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

July 20, 2016

To the Employee Benefit Administrative Committee
The Northern Trust Company:
We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated June 24, 2016, relating to the statements of net assets available for benefits of The Northern Trust Company Thrift-Incentive Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule of assets (held at end of year) as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of The Northern Trust Company Thrift-Incentive Plan.
/s/ GEORGE JOHNSON & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
Chicago, Illinois